Exhibit 23.1

Certified Public Accountants & Business Consultants
 Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201-0611
509-838-5111Fax: 509-838-5114 E-mail: wwpcpas@williams-webster.com

Board of Directors
Texen Oil & Gas, Inc.
Houston, TX

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated November 5, 2003, on the financial statements of Texen Oil & Gas, Inc., (formerly Palal Mining Corporation) as of June 30, 2003 and 2002, and the associated Form S-8 filing No. 333-104482 in the association with the Company's Form 10-KSB filing filed with the Securities and Exchange Commission.

/s/ Williams & Webster PS
Williams & Webster, P.S.
Spokane, Washington

November 11, 2003